                                  WAIVER NO. 1
                                       to
                         ORIGINATOR PURCHASE AGREEMENT
                         Dated as of December 21, 1995


                 THIS WAIVER NO. 1 ("Waiver") dated as of July 11, 1996, is entered into between Barry's Funding Corp., a Delaware corporation ("BFC"), as Purchaser, and Barry's Jewelers, Inc., a California corporation ("Barry's Jewelers"), as Originator. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the "Originator Purchase Agreement" referred to below, or in the "Investor Purchase Agreement" (as defined therein).

                 PRELIMINARY STATEMENTS:

                 A. BFC and Barry's Jewelers are parties to that certain Originator Purchase Agreement dated as of December 21, 1995, as amended pursuant to Amendment No. 1 dated as of April 19, 1996 and as further amended pursuant to Amendment No. 2 dated as of June 17, 1996 (as so amended, the "Originator Purchase Agreement").

                 B. The Originator has informed the Agent and the Purchaser that the Originator's financial statements delivered by the Originator to the Seller under Section 4.01(r) of the Originator Purchase Agreement materially misstate the Originator's income for the fiscal year ending May 31, 1995, for the reasons set forth in the Originator's press release, dated June 25, 1996, a copy of which is attached hereto as Annex 1 (the "Press Release").

                 C. The misstatement described in clause B of these Preliminary Statements constitutes a breach of certain representations and warranties set forth in Section 4.01(h) and 4.01(r) of the Originator Purchase Agreement, and gives rise to a breach of certain covenants of the Originator set forth in Section 5.01(d) of the Originator Purchase Agreement. Such misstatement and breaches constitute Events of Termination under Section 7.01(a), Section 7.01(c) or Section 7.01(d) of the Originator Purchase Agreement (as the case may be), and the "Events of Termination" under the Investor Purchase Agreement described in the clauses E and F of these Preliminary Statements give rise to an additional Event of Termination under
Section 7.01(i) of the Originator Purchase Agreement (collectively, the "OPA Misstatement Events of Termination").

                 D. In addition, the Originator has acknowledged to the Agent and the Purchaser that the Originator is in breach of the


                                EXHIBIT 10.22(a)
following covenants under the originator Purchase Agreement, to the extent described below:

                          1. Under the provisions of Section 5.02(a) of the Originator Purchase Agreement, the Originator has failed to furnish the required consolidating financial statements of the Purchaser (with appropriate officer's certifications) for the fiscal quarter which ended in February of 1996.

                          2. Under the provisions of Section 5.02(b) of the Originator Purchase Agreement, the Originator has failed to furnish the required monthly financial statements of the Purchaser and the Originator and its consolidated subsidiaries (with appropriate officer's certifications) for each of the months of January, March and April of 1996.

                          3. The failure of the Originator to deliver a written statement relating to the Events of Termination under the Originator Purchase Agreement described in these Preliminary Statements and the Events of Default described in the draft dated July 3, 1996 of a letter amendment and waiver dated July 12, 1996 from Bank of Boston to the Originator, purporting to amend or waive certain provisions of the Revolving Credit Agreement (the "Bank of Boston Waiver"), constitutes a breach of the Originator's covenant in Section 5.02(e) of the originator Purchase Agreement.

Each of the foregoing breaches gives rise to an additional "Event of Termination" under Section 7.01(d) of the Originator Purchase Agreement (collectively, the "OPA Reporting Events of Termination", and together with the OPA Misstatement Events of Termination, the "Specified OPA Events of Termination").

                 E. The misstatement described in clause B of these Preliminary Statements also constitutes a breach of certain representations and warranties set forth in Section 4.01(h) of the Investor Purchase Agreement, and gives rise to a breach of certain covenants of BFC set forth in Section 5.01(d) and Section 5.01(j) of the Investor Purchase Agreement. Such misstatement and breaches constitute "Events of Termination" under Section 7.01(a), Section 7.01(c) or Section 7.01(d) of the Investor Purchase Agreement (as the case may be), and the Specified OPA Events of Termination give rise to an additional "Event of Termination" under Section 7.01(k) of the Investor Purchase Agreement (collectively, the "RPA Misstatement Events of Termination").

                 F. In addition, the "Servicer" under the Investor Purchase Agreement has acknowledged that BFC is in breach of the





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following covenants under the Investor Purchase Agreement, to the extent described below:

                          1. Under the provisions of Section 5.02(a) of the Investor Purchase Agreement, BFC has failed to furnish to the Agent the required quarterly consolidating financial statements of BFC (with appropriate officer's certifications) for the fiscal quarter which ended in February of 1996.

                          2. Under the provisions of Section 5.02(b) of the Investor Purchase Agreement, BFC has failed to furnish to the Agent the required monthly financial statements of BFC and the Originator and its consolidated subsidiaries (with appropriate officer's certifications) for each of the months of January, March and April of 1996.

                          3. Under the provisions of Section 5.02(h) of the Investor Purchase Agreement, BFC has failed to furnish to the Agent the required quarterly compliance certificate of an appropriate officer of the Servicer for the fiscal quarter which ended in February of 1996.

                          4. Under the provisions of Section 5.02(o), the Agent requested, and BFC failed to deliver to the Agent prior to July 9, 1996, confirmation of BFC's compliance with the covenants set forth in Sections 5.03(r) and 5.03(s) of the Investor Purchase Agreement.

                          5. The failure of BFC to deliver a written statement to the Agent relating to the "Events of Termination" under the Investor Purchase Agreement described in these Preliminary Statements, and the Events of Default described in the draft dated July 3, 1996 of the Bank of Boston waiver, constitutes a breach of BFC's covenant in Section 5.02(e) of the Investor Purchase Agreement.

Each of the foregoing breaches gives rise to an "Event of Termination" under
Section 7.01(d) of the Receivables Purchase Agreement (collectively, the "RPA Reporting Events of Termination", and together with the RPA Misstatement Events of Termination, the "Specified RPA Events of Termination").

                 G. The Originator has requested that BFC agree to waive the Specified OPA Events of Termination in existence as of the date hereof to the extent caused by the above-referenced misstatement and breaches, and, subject in all events to the terms and conditions of this Waiver, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto hereby agrees as follows:





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                 SECTION 1.   Waiver. (a) Effective as of the date first written
above and subject to the satisfaction of all of the conditions precedent set forth in Section 2(a) hereof, BFC hereby waives each of the Specified OPA Events of Termination in existence as of the date hereof, to the extent such Specified OPA Events of Termination are caused by the misstatement and breaches specifically described in the Preliminary Statements hereof.

                 (b) The execution, delivery and effectiveness of this Waiver shall not, except to the extent expressly provided in clause (a) above, operate as a waiver of any right, power or remedy of BFC under any of the Purchase Documents, or constitute a waiver of any provision of any of the Purchase Documents. By way of example and not limitation with respect to the foregoing sentence, BFC shall not be deemed to have waived, by virtue of the effectiveness of the waiver described in clause (a) of this Section 1, the breach of any reporting covenant of the Originator under the Originator Purchase Agreement other than the reporting covenants specifically described in the Preliminary Statements hereof as giving rise to the OPA Reporting Events of Termination, whether or not any such breach is determined to have been in existence as of the effective date of the waiver described in clause (a) of this Section 1.

                 SECTION 2.  Conditions.  The waiver of BFC described in
Section 1(a) hereof shall become effective as of the date first written above, only upon:

                          (i) receipt by BFC and the Agent (or its counsel) of counterpart signature pages of this Amendment, executed by each of BFC and Barry's Jewelers; and

                          (ii) receipt by BFC and the Agent (or its counsel) of an executed waiver from the appropriate parties to the Revolving Credit Agreement of each Default or Event of Default known by any of BFC, the Servicer or Bank of Boston to be in existence as of the date hereof (including, without limitation, each Default or Event of Default occurring as a result of any of the Specified RPA Events of Termination or the Specified OPA Events of Termination, or the misstatement of the Originator's income for the fiscal year ending May 31, 1995), which waiver shall be in form and substance satisfactory to BFC.

                 SECTION 3. Confirmation, Acknowledgement and Agreement. Barry's Jewelers hereby acknowledges and confirms to BFC that, in accordance with the terms of Section 6.03(b)(ii) and Amendment No. 1 to the Originator Purchase Agreement, a Lock-Box Account at Glendale Federal Bank has been established subject to an appropriate Lock-Box Agreement with the Agent and such bank as the "Lock-Box Bank", and that substantially all Obligors of Purchased Receivables shall have received by U.S. mail, by no





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later than August 31, 1996, written instructions from the Servicer to direct all items of payment constituting Collections which are remitted by mail to the post office box associated with such Lock-Box Account, for deposit into such Lock-Box Account. Each of BFC and Barry's Jewelers hereby acknowledges that the failure of substantially all such Obligors to receive the notice described in the foregoing sentence on or prior to July 31, 1996, shall constitute a breach of Section 6.03(b)(ii) of the Originator Purchase Agreement and a corresponding Event of Termination under Section 7.01(d) of the Originator Purchase Agreement, effective immediately upon close of business of the Originator on such day.

                 SECTION 4. Covenants, Representations and Warranties of the Originator.

                 (a) Upon the effectiveness of this Waiver, the Originator hereby (i) reaffirms all covenants, representations and warranties made by it in the Originator Purchase Agreement to the extent the same are not specifically waived hereby, (ii) agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Waiver, and (iii) represents and warrants that no Event or Termination is in effect or is continuing, or would be in effect or continuing but for the lapse of time, or the giving of notice, or both.

                 (b) Each of the Seller and the Servicer hereby represents and warrants that this Amendment constitutes its legal, valid and binding obligation, enforceable against such Person in accordance with its terms.

                 SECTION 5.  Reference to and Effect on the Transaction
Documents.

                 (a) Except as specifically waived above, the terms and conditions of the Originator Purchase Agreement, of any other Purchase Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

                 (b) The execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of BFC under the Originator Purchase Agreement or any other Purchase Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.

                 SECTION 6. Execution in Counterparts. This Waiver may be executed in any number of counterparts and by different





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parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                 SECTION 7. Governing Law. THIS WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                 SECTION 8. Headings. Section headings in this Waiver are included herein for convenience of reference only and shall not constitute a part of this Waiver for any other purpose.





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                 IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed by their respective officers thereunto duly authorized as of the date first above written.



PURCHASER:                                 BARRY'S FUNDING CORP.

                                           By:     /s/ THOMAS S. LISTON
                                                   ----------------------------
                                                   Name:   Thomas S. Liston
                                                   Title:  President


ORIGINATOR:                                BARRY'S JEWELERS, INC.

                                           By:     /s/ THOMAS S. LISTON
                                                   ----------------------------
                                                   Name:   Thomas S. Liston
                                                   Title:  Vice Chairman & CFO





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                                    ANNEX 1

                           ORIGINATOR'S PRESS RELEASE
                             (Dated June 25, 1996)

                                   [Attached]





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BARRY'S JEWELERS, INC.
111 WEST LEMON AVENUE
MONROVIA, CA 91016
(818) 303-4741
FAX (818) 357-7596


CONTACTS:
Thomas S. Liston          Robert W. Bridel          Eugene G. Heller
Vice Chairman and         President and             Silverman Heller Associates
Chief Financial Officer   Chief Executive Officer   (310) 208-2550
(818) 303-4741            (818) 303-4741


FOR IMMEDIATE RELEASE


                BARRY'S JEWELERS TO RESTATE FISCAL 1995 RESULTS,
                   WILL TAKE ONE-TIME CHARGES IN FISCAL 1996

MONROVIA, California (June 25, 1996) - Barry's Jewelers, Inc. (Nasdaq NM:BARY) today reported that it will restate its results for fiscal year 1995 to reflect inventory shrinkage for that year of $1.5 million in excess of the amount originally recorded. The discrepancy was detected during the reconciliation of the Company's inventory for fiscal 1996. Additionally, although results are still being audited, the Company anticipates reporting a pretax loss of approximately $2 million for fiscal 1996, which includes approximately $1.5 million of one-time charges and $1 million of unanticipated inventory shrinkage. The one-time charges primarily include expenses incurred for the settlement of legal actions, the write-off of deferred financing fees related to the redemption of Senior Secured Notes, and fees related to the recent sale of 1.5 million shares of the Company's stock by Wells Fargo Bank to private investors.

         Thomas S. Liston, vice chairman and chief financial officer of Barry's Jewelers, said, "We are studying this unanticipated problem with our inventory accounting and we will immediately begin to further tighten our controls at both the wholesale and retail levels."



                                     (more)
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BARRY'S TO RESTATE FISCAL 1995 RESULTS/2

        Robert W. Bridel, Barry's recently appointed president and chief executive officer, said, "The systems put in place in recent years, including the Company's new credit management system, have been instrumental in returning Barry's to a sound financial footing. A new automated inventory management system has done much to improve our control over inventory. However, the discovery of this most recent situation indicates that more needs to be done in this area, and management is prioritizing the implementation of the necessary improvements.

        "While we are naturally disappointed with this temporary setback, Barry's remains financially sound and strategically focused," Mr. Bridel added. "This is evidenced by the fact that, without the aforementioned charges and greater than expected inventory shrinkage, we had anticipated reporting a profit for fiscal 1996. Additionally, our balance sheet is strong, with shareholders' equity of approximately $35.5 million as of May 31, 1996. Moreover, our stores -- particularly our new superstores -- are performing well, and our expansion program is proceeding on schedule. These factors make us confident in the Company's current direction and future outlook, and we are optimistically looking forward to the 1996 holiday selling season."

        Barry's also reported that the inventory shrinkage problem has placed the Company in default of certain provisions of its revolving inventory line and its securitization facility. The Company is currently in discussion with its lenders regarding waivers to those defaults and is confident that the situation will be resolved favorably.

        Barry's Jewelers, Inc., the nation's fourth largest independent retailer of fine jewelry, operates 161 retail jewelry stores in 17 states throughout the country, primarily in California, Texas, Arizona, North and South Carolina, Utah, Montana, Colorado, and Ohio.


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